Exhibit 23(j)8 under form N-1A
Exhibit 23 under item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the Federated Muni and Stock Advantage Fund in Post-Effective Amendment Number 80 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our report, dated December 17, 2008, on Federated Muni and Stock Advantage Fund included in the Annual Shareholder Report for the fiscal year ended October 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 23, 2008